Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-142686, 333-174913 and 333-203358 on Form S-8 and Registration No. 333-219552 on Form S-3 of our reports dated February 28, 2020 relating to the consolidated financial statements and financial statement schedules of Interactive Brokers Group, Inc. and subsidiaries, and the effectiveness of Interactive Brokers Group, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Interactive Brokers Group, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
New York, New York
February 28, 2020